Letter of Intent
                       Domain Name Transfer and Assignment

                         Effective Date August 30, 2000


     HEALTHY USA, INC., a Nevada corporation (the "Transferor"), which has registered with Register.com the domain name iGoHealthy.com (the "Domain Name"), desires to transfer and assign to iGoHealthy.com, Inc., a Colorado corporation (the "Transferee"), all of its rights, title and interest in and to the Domain Name.

     The Transferor agrees to transfer and assign the Domain Name to the Transferee for consideration, which is to be determined by a mutually agreed upon independent appraiser, at a future date not exceeding ninety (90) days from the date of this Letter of Intent. The Transferor further agrees to cooperate with the Transferee in effectuating the transfer of the Domain Name and to follow the registration in a timely manner. Specifically, the Transferor agrees to prepare and transmit the necessary documents and/or to correspond with the appropriate registrars to authorize transfer of the Domain Name.

         This Letter of Intent constitutes the entire agreement between the Transferor and the Transferee with respect to this transaction. Any changes to this agreement must be made in writing, signed by an authorized representative of both parties.

         IN WITNESS WHEREOF, the Parties have caused this Letter of Intent to be executed by their authorized officers on the 30th of August, 2000.


AGREED & ACCEPTED:                               AGREED & ACCEPTED:

HEALTHY USA, INC.                                IGOHEALTHY.COM, INC.
a Nevada corporation                             a Colorado corporation
By:    /s/ Bill Glaser                      By:  /s/ Farid E. Tannous
    --------------------------------             -------------------------------
    Bill Glaser                                  Farid E. Tannous
    President & Chief Executive Officer     President

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